FOR IMMEDIATE RELEASE

Company Contact: Marie-Charlotte Patterson AXS-One Inc. 201.372.6243 mpatterson@axsone.com	Media Contact: Eric Gertsman GlobalFluency 646.652.5205 egertsman@globalfluency.com

AXS-One Experiences Strong Start to 2007

With Multiple Partner & Customer Wins Around the World

New business represents over four times increase in records compliance management license revenue compared to the first quarter of 2006

Rutherford, NJ, April 19, 2007 – AXS-One Inc. [AMEX: AXO], a leading provider of high performance records compliance management (RCM) solutions, today announced a positive start to 2007 with a compelling series of contract wins in the first quarter. The new business, which represents a jump of over four times the RCM license revenue reported for the first quarter of 2006, spans a broad range of engagements, from new implementations of the AXS-One Compliance Platform™ with large and medium enterprises, to additional licenses with existing customers. Collectively, the new contracts mark a steady expansion of the AXS-One footprint in its existing customer demographics as well as entry into new markets. Validating the company’s channel strategy, a number of the new deals were acquired by our strategic partner Sun Microsystems.

The new business represents a wide cross section of industries that spans utilities, manufacturing, banking, litigation support, transportation, education, oil and retail. In North America, this includes a major regional utility, as well as a railroad and an oil company signed by Sun Microsystems. The company also expanded its footprint in the banking sector, with a major new client in Europe (also by Sun), along with expanded contracts in North America, Europe, Eastern Europe and India. Finally, again by Sun, the company’s Asia-Pacific region signed a regional utility company.

The scope of the new business illustrates the flexibility and strength of the AXS-One Compliance Platform in addressing both critical business needs—from records retention for legal discovery to data archiving for corporate governance—and complex technical requirements, with the management of disparate electronic formats. The projects involve very different applications of the technology: a university that plans to digitally store electronic reports, a retailer looking to offload SAP records into an archive to improve performance, a bank that is developing plans to implement a total compliance solution, even a large utility wanting to archive e-mails for enhanced legal discovery.

“The sales traction in the first quarter validates the core AXS-One market position, that we have the most scalable and high-performance RCM solutions with the best total cost of ownership available today,” said Bill Lyons, CEO of AXS-One. “This market is set to grow as corporations increasingly deal with their regulatory responsibilities and growing e-discovery challenges, while needing to reduce storage costs and improve efficiency. In particular, in the U.S. we expect the new Federal Rules of Civil Procedure (FRCP) to become a tipping point for greatly expanded adoption of archiving solutions.   AXS-One stands ready, with the most flexible, powerful and comprehensive solution to meet this demand.”

AXS-One Compliance Platform, AXS-One’s award winning flagship product, provides a single, scalable archiving and electronic records management software platform for policy-based management of disparate electronic records (including e-mail and instant messages, reports, SAP output, desktop documents, images). The solution features a broad range of capabilities to address growing requirements for risk management, e-discovery and regulatory compliance, as well as delivering exceptional operational savings and superior ROI.

AXS-One plans to release its results for the quarter ending March 31, 2007 on April 26, 2007 after market close. Bill Lyons, Chairman and CEO and Joe Dwyer, CFO, will host a conference call for institutional investors and shareholders after the release to discuss the company’s results for the quarter.

About AXS-One

AXS-One Inc. (AMEX: AXO) is a leading provider of high performance Records Compliance Management solutions. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One's award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide including in the United States, Australia, Hong Kong, Singapore, United Kingdom and South Africa. For further information, visit the AXS-One web site at http://www.axsone.com.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in AXS-One's most current Form 10-K and other Securities and Exchange Commission filings.

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AXS-One, the AXS-One logo, "Access Tomorrow Today," and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, "The Records Compliance Management Company" and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.